Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Legg Mason ETF Investment Trust of our report dated September 17, 2019, relating to the financial statements and financial highlights, which appear in Legg Mason Small-Cap Quality Value ETF, and Western Asset Short Duration Income ETF’s Annual Report on Form N-CSR for the year ended July 31, 2019. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

November 18, 2019